Exhibit 99.1

6/15/2021

Good morning Target Group shareholders,

We hope everyone has been well & staying safe during these unprecedented times. As the global economy begins reopening, we hope that things can return to normal as quickly as possible.

It gives us great pleasure to announce that on Friday, June 4th, 2021, Target Group Inc’s wholly-owned subsidiary, Canary Rx Inc. (“Canary” or the “Company”), received its Health Canada sales license. This Sales License will allow Canary RX to manufacture and sell Cannabis products directly to provincial distributors and other authorized Canadian retail supply channels. In addition, this license will enable the organization to execute its future CPG strategy of bringing high-quality, strategically segmented consumer brands to market and providing third-party processing and co-packing services on behalf of other licensed white-label partners.

Canary RX, through its joint venture partnership, Venn Cannabis, has been working meticulously to ensure the production of ultra-premium craft cannabis in its 44,000 square foot Simcoe, Ontario production facility.  The partnership will continue to allow the delivery of Venn’s unique genetic offerings and provide a robust platform for other retail brands in the market. This will allow us to build a portfolio of whole flower consumer products. Canary RX has already successfully transacted with several additional licenced producers. Over the next 12-18 months, we are optimistic that we can establish Target Group as a leader in contract-based craft cultivation at scale within the Canadian cannabis landscape. To date, Canary RX’s products have been perceived very well in the marketplace, allowing us to secure sales with several tier 1 Cannabis producers/retailers.

Canary recently completed a $500,000 sale and is currently looking to secure multiple long-term supply agreements that will assist in cementing Canary’s long-term success with numerous partners.

In addition to obtaining our sales license and developing long-term supply agreements, Canary RX will continue to upgrade its 44,000 sq ft facility to facilitate a more efficient cultivation process. Implementing a new automated watering system and modifications to the current air flows and growing medium are some of the necessary upgrades needed to optimize the production process.

We are excited to continue offering our customers superior quality products that meet the needs of the constantly evolving and changing Cannabis market. We believe that there will always be a strong demand in this market for craft Cannabis and we intend to capitalize on it.

Stay tuned over the next few months as we continue to grow and establish Canary RX as an industry leader in delivering high-quality Cannabis products.

Warmest Regards,

Tony Zarcone

President & CEO

Target Group Inc.

905-541-3833

20 Hempstead Drive, Hamilton, Ontario L8W 2E7

www.targetgroupinc.ca